As filed with the Securities and Exchange Commission on August 7, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IBEX LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crawford House, 50 Cedar Avenue Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

IBEX Limited 2020 Long-Term Incentive Plan
(Full title of the plan)

Robert Dechant, Chief Executive Officer IBEX Limited 1700 Pennsylvania Avenue NW, Suite 560 Washington, DC 20006 (202) 580-6200
(Name, address and telephone number, including area code, of agent for service)

Copy to: Christopher C. Paci, Esq. Stephen P. Alicanti, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 (212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer □	Non-accelerated filer ☑	Smaller reporting company ☑	Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $0.000111650536 per share	948,894.13(1)	$19.00(2)	$18,028,988.47(2)	$2,340.16
Common Shares, par value $0.000111650536	338,432.00(3)	$12.75(4)	$4,315,008.00(4)	$560.09
Total	1,287,326.13		$22,343,996.47	$2,900.25
(1)
Represents 948,894.13 common shares, par value $0.000111650536 per share (“Common Shares”), of IBEX Limited (the “Registrant”), which are issuable under the IBEX Limited 2020 Long-Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that may become issuable pursuant to the adjustment provisions of the Plan, including as a result of any merger, amalgamation, consolidation, share rights offering, share exchange or similar event affecting the Registrant or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, recapitalization, capital reduction distribution, or similar event affecting the capital structure of the Registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act based on an initial public offering price of $19.00 per share.
(3)
Represents 338,432 Common Shares underlying incentive stock options that were previously issued under the Plan. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional Common Shares that may become issuable pursuant to the adjustment provisions of the Plan, including as a result of any merger, amalgamation, consolidation, share rights offering, share exchange or similar event affecting the Registrant or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, recapitalization, capital reduction distribution, or similar event affecting the capital structure of the Registrant.

(4)	The offering price per share and the aggregate offering price are based upon the exercise price of the outstanding option awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1)
The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-239821), in which there is set forth audited financial statements for the latest fiscal year for which such statements have been filed;

(2)
Any subsequent Reports of Foreign Private Issuer on Form 6-K furnished to the Commission after the date of the initial registration statement and prior to effectiveness of this Registration Statement, and after effectiveness of this Registration Statement and prior to the time that all of the securities offered by this Registration Statement have been sold or de-registered, in each case, that the Registrant identifies in such Reports as being incorporated by reference into this Registration Statement; and

(3)
The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form F-1, as amended (File. No 333-239821), which description is incorporated by reference into the Form 8-A (File No. 001-38442), filed with the Commission on August 4, 2020 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1
Memorandum of Association (incorporated herein by reference to Exhibit 3.1 to IBEX Limited’s Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-239821), filed with the Commission on July 29, 2020).

4.2
Form of Amended and Restated Bye-Laws (incorporated herein by reference to Exhibit 3.3 to IBEX Limited’s Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-239821), filed with the Commission on July 29, 2020).

5.1	Opinion of ASW Law Limited, relating to the legality of the securities being registered.*
23.1	Consent of BDO LLP, independent registered public accounting firm.*
23.2	Consent of ASW Law Limited (contained in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).*
99.1	IBEX Limited 2020 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.39 to IBEX Limited’s Form F-1 (File No. 333-239821), filed with the Commission on July 10, 2020).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on August 7, 2020.

IBEX LIMITED

By:	/s/ Robert Dechant
Name:	Robert Dechant
Title:	Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of IBEX Limited hereby appoint Robert Dechant and Karl Gabel as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Robert Dechant	Chief Executive Officer (Principal Executive Officer)	August 7, 2020
Robert Dechant

/s/ Karl Gabel	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2020
Karl Gabel

/s/ Mohammed Khaishgi	Chairman	August 7, 2020
Mohammed Khaishgi

/s/ Daniella Ballou-Aares	Director	August 7, 2020
Daniella Ballou-Aares

/s/ John Jones	Director	August 7, 2020
John Jones

/s/ Shuja Keen	Director	August 7, 2020
Shuja Keen

/s/ John Leone	Director	August 7, 2020
John Leone

/s/ Fiona Beck	Director	August 7, 2020
Fiona Beck

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in the City of Washington, District of Columbia, on August 7, 2020.

By:	/s/ Robert Dechant
Name:	Robert Dechant
Title:	Chief Executive Officer